Exhibit 99

Contact:	Donald R. Myll
Chief Financial Officer
Joseph Marino
Director of Investor Relations
866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE SERVICES, INC. REPORTS FIRST QUARTER RESULTS

First Quarter Revenue Increases 15%; Earnings Per Share Increases 21% to $0.29

SAN DIEGO—(April 29, 2003)—AMN Healthcare Services, Inc. (NYSE:AHS) today reported revenue and earnings results for the first quarter of 2003. These results reflect a 15% increase in revenue to $199.8 million, up from $174.0 million for the same period a year ago. The company reported net income of $12.4 million, or $0.29 per diluted share, for the first quarter of 2003, up from $0.24 per diluted share for the first quarter of 2002, representing an increase of 21%.

“Our earnings performance in the first quarter illustrates the strength of the AMN model and our ability to execute that model effectively in a dynamic market,” said Steven C. Francis, President and Chief Executive Officer. “Our revenue growth of 15% for the quarter, compared to the prior year, was primarily driven by a 10% increase in travel healthcare professionals working on assignment, with an average of over 8,000 during the quarter. This traveler growth, combined with the benefit of effective cost management, translated into strong earnings growth.”

Earnings before interest, taxes, depreciation, amortization, and non-cash stock-based compensation related to the company’s initial public offering (adjusted EBITDA, a non-GAAP measure) increased 13% to $21.9 million for the first quarter of 2003, up from $19.5 million for the first quarter of 2002. The adjusted EBITDA margin for the first quarter of 2003 of 11.0% was relatively flat compared to 11.2% for the first quarter of 2002, as the company’s effective leveraging of selling, general and administrative expenses during the quarter was offset by higher costs associated with travelers.

Gross profit increased to $44.8 million for the first quarter of 2003, compared to $42.2 million for the first quarter of 2002, driven primarily by growth in the average number of travelers on assignment and partially offset by higher nurse compensation and other direct costs during the quarter. This resulted in a first quarter gross margin of 22.4%, compared to the 24.3% gross margin reported in the first quarter of last year.

Selling, general and administrative expenses for the first quarter of 2003 improved substantially to 11.4% of revenue, compared to 13.1% of revenue for the first quarter of 2002, reflecting the effective leveraging of the company’s flexible operating model and infrastructure.

The company, which continues to be debt free, with over $28 million of cash and cash equivalents as of March 31, 2003, generated over $21 million in net cash from operating activities for the first quarter of 2003. The company continued its progress in its share repurchase program, spending $31 million to purchase 2.4 million shares during the first quarter of 2003. Since the inception of the share repurchase program in November 2002, the company has spent $66 million to acquire 4.5 million shares of the company’s stock in open market purchases.

Revenue and Earnings Guidance for Second Quarter 2003

As announced last quarter, the current uncertainty in the travel healthcare staffing industry limits the company’s visibility as to revenue and earnings guidance. Therefore, the company will continue its announced practice of limiting guidance to the next quarter to be reported. For the second quarter of 2003, the company expects to generate revenue ranging from $178 million to $182 million. The company expects net income for the second quarter to be between $9.0 million and $9.9 million, or approximately $0.22 to $0.24 per diluted share. The company expects to have approximately 40.6 million average diluted shares outstanding for the second quarter of 2003.

“Our hospital clients continue to seek opportunities to employ the best mix of permanent and flexible staff, while currently attempting to stretch the productivity of their nursing resources. These changes in demand trends, combined with the uncertainty brought on by the current U.S. economy, continue to limit our visibility and have decreased the current demand for our services,” added Mr. Francis. “However, we believe that the company’s fundamental long-term drivers, primarily our hospital clients’ need for cost-effective variable staffing solutions, rising admissions and the escalating long-term nursing shortage, will fuel AMN’s long-term growth prospects. We strongly believe that our industry-leading position, combined with our proven operating model and the outstanding execution by our management team and employees, will position us for continued success.”

Company Summary

AMN Healthcare Services, Inc. is the largest nationwide provider of outsourced temporary healthcare staffing. The company recruits nurses and allied health professionals nationally and internationally and places them on temporary assignments, typically for 13 weeks, at acute-care hospitals and healthcare facilities throughout the United States.

Conference Call on April 30, 2003

AMN Healthcare Services, Inc.’s first quarter earnings conference call will be held on Wednesday, April 30 at 7:00 a.m. PST (10:00 a.m. EST). A live webcast of the call can be accessed at www.amnhealthcare.com/investors, with a replay available on the web site until May 14, 2003. An audio replay of the call will also be available by telephone through May 7, 2003 by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 681202. Additional information regarding non-GAAP financial measures will be available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. Similarly, statements herein that describe the company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties may include, but are not limited to: the company’s ability to continue to recruit and retain qualified temporary healthcare professionals and ability to attract and retain operational personnel; the company’s ability to enter into contracts with hospitals and other healthcare facility clients on terms attractive to the company and to secure orders related to those contracts; the attractiveness to hospitals and healthcare facility clients of the company’s services; changes in the timing of hospital and healthcare facility clients’ orders for and the company’s placement of temporary healthcare professionals; the general level of patient occupancy at the company’s hospital and healthcare facility clients’ facilities; the company’s ability to successfully implement its acquisition and integration strategies; the effect of existing or future government regulation, and the company’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against the company; and the company’s ability to carry out its business strategy, including adapting to an increasingly competitive environment. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release.

Tables Follow:

AMN Healthcare Services, Inc.

Condensed Statements of Operations

(dollars in thousands, except per share and traveler data)

(unaudited)

	Three Months Ended March 31,
	2003	2002	% Chg
Revenue	$199,765	$173,956	15%
Cost of revenue	155,014	131,753	18%

Gross profit	44,751	42,203	6%

	22.4%	24.3%
Expenses:
Selling, general and administrative	22,837	22,725	0%
	11.4%	13.1%
Non-cash stock-based compensation (1)	218	218	0%
Amortization	95	82	16%
Depreciation	1,020	691	48%

Total expenses	24,170	23,716	2%

Income from operations	20,581	18,487	11%
Interest (income) expense, net	83	(142)	N/M

Income before income taxes	20,498	18,629	10%
Income tax expense	8,099	7,452	9%

Net income	$12,399	$11,177	11%

Basic and diluted net income per common share:
Basic net income per common share	$0.31	$0.26	19%

Diluted net income per common share	$0.29	$0.24	21%

Weighted average common shares outstanding – basic	39,834	42,290	(6%)

Weighted average common shares outstanding – diluted	42,999	46,991	(8%)

Other Financial and Operating Data:
Average travelers on assignment	8,035	7,335	10%

Revenue per traveler per day	$276.23	$263.51	5%

Gross profit per traveler per day	$61.88	$63.93	(3%)

Adjusted EBITDA (2)	$21,914	$19,478	13%

	11.0%	11.2%

(1)	Non-cash stock-based compensation represents compensation expense related to stock option plans to reflect the difference at the completion of the company’s initial public offering between the fair market value and the exercise price of stock options previously issued to the company’s officers.
(2)	Adjusted EBITDA represents net income plus interest, taxes, depreciation, amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance and adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the Company’s performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

AMN Healthcare Services, Inc.

Adjusted EBITDA Reconciliation

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2003	2002	% Chg
Net income	$12,399	$11,177	11%
Adjustments:
Interest (income) expense, net	83	(142)
Income tax expense	8,099	7,452
Depreciation	1,020	691
Amortization	95	82
Non-cash stock based-compensation	218	218

Adjusted EBITDA(1)	$21,914	$19,478	13%

(1)	Adjusted EBITDA represents net income plus interest, taxes, depreciation, amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance and adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the Company’s performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

AMN Healthcare Services, Inc.

Condensed Balance Sheet

(in thousands)

(unaudited)

	March 31,	December 31,
	2003	2002
Assets
Current assets:
Cash, cash equivalents and short-term investments	$28,633	$40,135
Accounts receivable, net	130,684	134,456
Other current assets	17,679	14,062

Total current assets	176,996	188,653
Fixed assets, net	12,117	9,869
Goodwill, net	135,532	135,532
Deferred income taxes	11,361	12,111
Intangible and other assets	3,468	2,609

Total assets	$339,474	$348,774

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$12,194	$12,738
Accrued compensation and benefits	37,168	34,488
Other current liabilities	11,212	4,122

Total current liabilities	60,574	51,348
Other long-term liabilities	1,554	1,602

Total liabilities	62,128	52,950
Stockholders’ equity	277,346	295,824

Total liabilities and stockholders’ equity	$339,474	$348,774